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                FAY'S INCORPORATED KEY MANAGEMENT INCENTIVE PLAN


     1. PURPOSE. The purpose of the Fay's Incorporated Key Management Incentive Plan (the "Plan") is to provide special incentive and motivation to officers of Fay's Incorporated (the "Corporation") through the payment of annual incentive awards.
     2. ELIGIBILITY. All executive and corporate officers of Fay's Incorporated employed on the last day of a fiscal year shall be eligible to participate in the Plan in respect of such fiscal year. Officers who leave the employ of the Corporation by reason of retirement, death or disability during any fiscal year shall be eligible to participate in the Plan in respect of such fiscal year in accordance with Paragraph 7 of the Plan.
     3. TARGETED SALES AND EARNINGS. The Compensation Committee of the Board of Directors (the "Committee") shall establish by March 30 of each fiscal year, targeted levels for sales ("Targeted Sales") and earnings ("Targeted Earnings") for such fiscal year for the Corporation and for each of the Corporation's divisions. Targeted Sales for the Corporation and each of the Corporation's divisions shall be formulated taking into account "comparable store sales" only, consistent with the manner in which the Corporation accounts for its revenues for financial reporting purposes. Targeted Earnings for the Corporation shall be determined on a pre-tax basis consistent with the manner in which the Corporation accounts for its pre-tax earnings for financial reporting purposes but shall exclude (i) extraordinary income, expenses, gains and losses, (ii) unusual income, expenses, gains and losses, (iii) deductions for profit sharing and pension plan contributions, and (iv) deductions for bonus compensation. Targeted Earnings for the Corporation's divisions shall be formulated consistent with the manner that pre-tax earnings of each division are reported by the Corporation's Chief Financial Officer to the Corporation's

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Board of Directors exclusive of the items not taken into account in formulating the Corporation's Targeted Earnings. The Committee shall consider the Corporation's budgeted sales and earnings for the fiscal year when establishing Targeted Sales and Targeted Earnings, but will not be bound to establish Targeted Sales or Targeted Earnings in amounts equal to the amounts so budgeted. The Committee, after establishing Targeted Sales and Targeted Earnings, may, prior to the end of the fiscal year, adjust such Targeted Sales and Targeted Earnings due to circumstances unforeseen at the time such Targeted Sales and Targeted Earnings were established.
     4. CALCULATION OF ANNUAL INCENTIVE AWARDS BASED ON TARGETED SALES AND TARGETED EARNINGS.
          (a)  DEFINITIONS.
               (i) Senior Officers: the Corporation's Chairman of the Board, President, divisional presidents and all other officers who shall have served on the Corporation's Senior Management Committee for at least six (6) months during the fiscal year.
               (ii) Actual Sales: the actual revenues of the Corporation and each of the Corporation's divisions from "comparable stores" for the fiscal year, computed in a manner consistent with the manner in which the Committee determined Targeted Sales for such fiscal year.
               (iii) Actual Earnings: the actual consolidated pre-tax earnings of the Corporation and the pre-tax earnings of each of the Corporation's divisions for the fiscal year, computed in a manner consistent with the manner in which the Committee determined Targeted Earnings for such fiscal year.
               (iv) Salary: for those employed and participating in the Plan for the entire fiscal year shall mean the officer's annual salary in effect on the last day of the fiscal year; for those not employed or participating in the

                                       (2)

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Plan for the entire fiscal year shall mean the officer's annual salary in effect on the last day of the fiscal year divided by the number of days in said fiscal year multiplied by the number of days the officer had been employed and participating in the Plan during the fiscal year.
          (b) DIVISIONAL AND CORPORATE PARTICIPATION. All officers who devote substantially all of their time and effort to one of the Corporation's divisions, other than division presidents (i.e., Vice President-Fay's Drug Store Marketing, Vice President-Fay's Drug Store Merchandise), shall have their annual incentive award calculated based solely on the Targeted Sales and Targeted Earnings of that division. All officers whose responsibilities include more than one of the Corporation's divisions (i.e., Vice President-Real Estate, Vice President-Loss Prevention) shall have their incentive award calculated based solely on Targeted Sales and Targeted Earnings of the Corporation. Division presidents shall have their incentive award calculated based both on the Targeted Sales and Targeted Earnings of the Corporation and of their respective divisions, as set forth in subparagraph (c)(iv).
          (c)  SENIOR OFFICERS:
               (i) Sales Bonus: Senior Officers shall be granted a sales bonus equal to 7.5 percent of Salary should the Corporation (or the officer's division, as the case may be) achieve Actual Sales equal to 100 percent of its Targeted Sales. For each percent (up to 10 percent) that Actual Sales exceed Targeted Sales, the officer's sales bonus shall be increased by 1.5 percent of Salary. For each percent (up to 4 percent) that Actual Sales fall short of Targeted Sales, the officer's sales bonus shall be decreased by 1.5 percent of Salary. In addition, the officer's earnings bonus, computed in accordance with subparagraph (c)(ii), shall be reduced by 5 percent for each .1 percent that Actual Sales fall short of 97 percent of Targeted Sales.

                                       (3)

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               (ii)  Earnings Bonus:  Senior Officers shall be granted an earnings bonus equal to 17.5 percent of Salary should the Corporation (or the officer's division, as the case may be) achieve Actual Earnings equal to 100 percent of Targeted Earnings. For each percent (up to 10 percent) that Actual Earnings exceed Targeted Earnings, the officer's earnings bonus shall be increased by 3.5 percent of Salary. For each percent (up to 9 percent) that Actual Earnings fall short of Targeted Earnings, the officer's earnings bonus shall be reduced by 1.75 percent of Salary. In addition, the officer's sales bonus, computed in accordance with subparagraph (c)(i), shall be reduced by 10 percent for each 1 percent that Actual Earnings fall short of 100 percent of Targeted Earnings.
               (iii) No Bonus: Notwithstanding the foregoing, no incentive award shall be paid in the event the Corporation (or the officer's division, as the case may be) does not achieve either 95 percent of its Targeted Sales or 90 percent of its Targeted Earnings.
               (iv)  Sales and Earnings Bonuses for Division Presidents:
Division presidents shall be granted sales and earnings bonuses equal to 70 percent of the sales and earnings bonuses computed hereunder in respect of their division and 30 percent of the sales and earnings bonuses computed hereunder in respect of the Corporation.
          (d)  OFFICERS OTHER THAN SENIOR OFFICERS:
               (i) Sales Bonus: Officers other than Senior Officers shall be granted a sales bonus equal to 5 percent of Salary should the Corporation (or the officer's division, as the case may be) achieve Actual Sales equal to 100 percent of its Targeted Sales. For each percent (up to 10 percent) that Actual Sales exceed Targeted Sales, the officer's sales bonus shall be increased by 1 percent of Salary. For each percent (up to 4 percent) that Actual Sales fall

                                       (4)

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short of Targeted Sales, the officer's sales bonus shall be decreased by 1 percent of Salary. In addition, the officer's earnings bonus, computed in accordance with subparagraph (d)(ii), shall be reduced by 5 percent for each .1 percent that Actual Sales fall short of 97 percent of Targeted Sales.
               (ii) Earnings Bonus: Officers other than Senior Officers shall be granted an earnings bonus equal to 15 percent of Salary should the Corporation (or the officer's division, as the case may be) achieve Actual Earnings equal to 100 percent of Targeted Earnings. For each percent (up to 10 percent) that Actual Earnings exceed Targeted Earnings, the officer's earnings bonus shall be increased by 2 percent of Salary. For each percent (up to 9 percent) that Actual Earnings fall short of Targeted Earnings, the officer's earnings bonus shall be reduced by 1.5 percent of Salary. In addition, the officer's sales bonus, computed in accordance with subparagraph (d)(i), shall be reduced by 10 percent for each 1 percent that Actual Earnings fall short of 100 percent of Targeted Earnings.
               (iii) No Bonus: Notwithstanding the foregoing, no incentive award shall be paid in the event the Corporation (or the officer's division, as the case may be) does not achieve either 95 percent of its Targeted Sales or 90 percent of its Targeted Earnings.
          (e)  LIMITATION ON INCENTIVE AWARDS.
               (i) In no event shall the total of incentive awards granted in respect of any of the Corporation's divisions, under this Plan and any other incentive award plan for non-officers maintained by the Corporation, be greater than 50 percent of the amount that Actual Earnings exceed Targeted Earnings for such division. In such event, the Committee shall proportionately reduce such incentive awards based upon the salaries of each of the officers and non-officers receiving such awards.

                                       (5)

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               (ii)  In the event Actual Earnings and Actual Sales exceed
Targeted Earnings and Targeted Sales, the Committee, in its discretion, may limit total incentive awards to up to 50 percent of the amount by which Actual Earnings exceed Targeted Earnings. In such event, the Committee shall reduce such incentive awards based upon the salaries of each of the officers receiving such awards.
     5. DISCRETIONARY INCENTIVE AWARDS. Whether or not an incentive award is granted to an officer in accordance with Paragraph 4 of the Plan, the Committee may grant a discretionary incentive award to any such officer, not to exceed 20 percent of the incentive award that would have been granted to such officer pursuant to Paragraph 4 had both Actual Sales and Actual Earnings been 100 percent of Targeted Sales and Targeted Earnings. In granting such discretionary incentive awards, the Committee shall consider, among other things, the officer's: contribution to overall corporate or divisional performance, effectiveness in budget management, performance in assigned special projects, managerial ability, quality of management development programs and participation in industry, public and civic affairs.
     6. PAYMENT OF INCENTIVE AWARDS. Incentive awards shall be authorized by the Committee and paid no later than the first pay period in April following the end of each fiscal year.
     7. TERMINATION OF EMPLOYMENT. Except with the approval of the Committee, voluntary termination of employment by an officer (except for retirement) prior to the end of any fiscal year shall be cause for cancellation of all rights to an incentive award in respect of such fiscal year. In no event shall an incentive award be granted to a former officer who is employed by a competitor of the Corporation prior to the incentive award being paid. In the event of a termination of employment by reason of retirement, death,

                                       (6)

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disability or involuntary dismissal of an officer for reasons other than (i) a material breach by an officer of any employment contract between the officer and the Corporation, (ii) conviction of the officer of a crime constituting a felony, or (iii) fraud, misappropriation, theft or embezzlement on the part of the officer, such officer shall be granted an incentive award proportionate to the number of full months employed during the fiscal year. Any officer whose full-time services to the Corporation are suspended during a fiscal year due to disability or other authorized leave of absence shall be granted an incentive award proportionate to the number of full months that such officer rendered full-time services to the Corporation.
     8.   MISCELLANEOUS.
          (a) INTERESTS NOT TRANSFERABLE. No interest in an incentive award may be transferred, assigned, alienated or encumbered. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.
          (b) WITHHOLDING TAXES. The Corporation will withhold from any incentive award any taxes required to be withheld by federal, state or local law or regulation.
          (c) PLAN NOT AN EMPLOYMENT CONTRACT. Nothing contained in the Plan shall be construed as an employment contract or abridgement of the right of the Corporation to discharge any of its employees, with or without cause.
          (d) AMENDMENT AND TERMINATION. The Plan may be amended or terminated by the Corporation's Board of Directors at any time, provided, however, any such amendment or termination shall not affect the right of any officer to receive an incentive award theretofore authorized by the Committee.

                                       (7)

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          (e)  PERSONAL REPRESENTATIVES.  In the event of an officer's death or a judicial determination of his or her incompetence, reference in this Plan to an officer shall be deemed, where appropriate, to refer to his or her legal representative or committee or, where appropriate, to his or her beneficiary or beneficiaries.
          (f) RULES AND REGULATIONS. The Committee may adopt rules and regulations to assist it in the administration of the Plan.
          (g) PARAGRAPH TITLES. The titles to paragraphs in this Plan are intended solely for convenience and no provision of this Plan is to be construed by reference to the title of any paragraph.
          (h) LAW GOVERNING. This Plan shall be governed by, construed and enforced in accordance with the laws of the State of New York.
     9.   EFFECTIVE DATE.  The Plan shall become effective as of January 30,
1994.

                                       (8)